Exhibit 99.1

NEWS RELEASE April 3, 2007
American Oil & Gas Reports 2006 Financial Results
     DENVER, April 3, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) announces financial results for its fiscal year ended December 31, 2006, a year that American transitioned oil and natural gas projects within its main focus areas into the initial stages of drilling.
     American commenced drilling in two large core project areas in late 2006, the Krejci Project in Niobrara County, Wyoming and the Goliath project in Williams County, North Dakota. American also continued drilling in a third large core project area, its Converse County, Wyoming Fetter Project. All three of these projects are in the early stages of testing. For 2007, American expects to participate in an eight well program at its approximate 116,000 gross (41,000 net) acre Krejci project with an approximate 45% working interest in each well. At the approximate 82,000 gross (32,000 net) acre Goliath project, American anticipates additional drilling during 2007, with American owning up to a 50% working interest in wells drilled. At the approximate 56,000 gross (43,000 net) acre Fetter project, American expects three to four wells will be drilled in 2007 by Red Technology LLC, pursuant to a previously announced agreement whereby RTA will fund 100% of the drilling and will carry American for a 23.375% working interest in each well. Upon drilling these wells, RTA will earn a 25% working interest in the Fetter project net acreage, and American will retain a 69.375% working interest.
Financial
     For its fiscal year ended December 31, 2006 (“2006”), American reported net income of $131,223 ($0.00 per share, basic and diluted), as compared to net income of $553,629 (two cents per share, basic and diluted), for the fiscal year ended December 31, 2005 (“2005”). During 2006, American recorded $3.8 million in revenues consisting of $2.3 million from the sale of oil and natural gas and $1.5 million received as a finders’ fee. In 2005, American recorded $4.7 million in revenues, all of which was from the sale of oil and natural gas.
     Included in net income for the 2006 are (i) a $4.2 million gain ($2.6 million net of tax) from the sale of the Big Sky project, (ii) $3 million ($1.9 million net of tax) in gains from the sale of the Bear Creek prospect and a portion of the Goliath project and (iii) $1.5 million ($0.9 million net of tax) in service fee income.
     American sold its Big Sky project in March 2006 and as a result, its oil and natural gas production and revenues decreased from 2005 to 2006. During 2006, American sold 34,578 barrels of oil at an average price of $54.79, resulting in oil revenues of $1,894,386, and sold 48,149 Mcf of natural gas at an average price of $7.53 per Mcf, resulting in gas revenues of $362,453. During 2005, American sold 78,954 barrels of oil at an average price of $53.89, resulting in oil revenues of $4,254,944 and sold 59,733 Mcf of natural gas at an average price of $7.31 per Mcf, resulting in gas revenues of $436,437. Lease operating expenses and production taxes were $290,803 ($6.83 per BOE) for 2006 and $246,134 ($2.77 per BOE) for 2005.
     At December 31, 2006, American’s ceiling test calculation resulted in costs exceeding the ceiling by $4.4 million ($2.7 million, net of tax). A substantial portion of the impairment occurred from being unable to complete the Fetter Project State 4-36 well in a fashion as originally planned, resulting in a low reserve value for the well.
     American’s general and administrative expenses were $4.0 million and $2.0 million for 2006 and 2005, respectively. The primary differences are $1.2 million recorded for 2006 pursuant to American’s January 1, 2006 adoption of FAS 123(R) share based payments; an increase in salaries and salaries related expense of approximately $600,000 which results from increasing from eight to thirteen, the number of full time employees hired to support American’s expanding oil and gas operations; and an increase in accounting and audit related expenses of approximately $151,000 due to its implementation of controls and procedures required pursuant to Sarbanes-Oxley.
     American’s cash used in investing activities in 2006 consisted of $15.9 million relating to its oil and natural gas operations and approximately $240,000 primarily for the acquisition of furniture and equipment relating to its 2006 office move. These amounts were offset by selling oil and gas assets for approximately $16.1 million. During 2005, American used $14.1 million relating to its oil and natural gas operations and approximately $56,000 for the acquisition of computer hardware, office furniture and equipment.
     American’s cash flows provided by financing activities totaled approximately $183,000 for 2006 which amount came from the exercise of warrants and options. For 2005, cash flows provided by financing activities totaled $13.1 million. American received $12.9 million in net proceeds came from the sale of its Series AA convertible preferred stock and approximately $153,000 from the exercise of common stock warrants.
     At December 31, 2006, American had working capital of $12.8 million, total assets of $69.1 million, a long term asset retirement obligation of $195,000, a long term deferred income tax obligation of $2.2 million, and stockholders’ equity of $62.1 million. There are currently 39,650,551 common shares and 138,000 series AA convertible preferred shares outstanding.
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and
Operating Data	Fiscal Year Ended
	12/31/06	12/31/05
CASH FLOW RECAP:
Net cash provided by operating activities	$1,368,644	$1,867,908
Net cash (used) in investing activities	$(85,690)	$(14,147,453)
Net cash provided by financing activities	$182,698	$13,050,478
FINANCIAL RECAP:
Revenues	$3,786,839	$4,691,381
Net income (loss) attributable to common stockholders	$131,223	$553,629
Net income (loss) per common share- basic	$0.00	$0.02
Net income (loss) per common share-diluted	$0.00	$0.02
OPERATING DATA:
Net oil production (Bbl)	34,578	78,954
Oil revenues	$1,894,386	$4,254,944
Average oil price per Bbl	$54.79	$53.89

Net gas production (Mcf)	48,149	59,733
Natural gas revenues	$362,453	$436,437
Average gas price per Mcf	$7.53	$7.31
Barrels of oil equivalent produced (“BOE”)	42,603	88,910

Lease operating and production taxes	$290,803	$246,134
LOE and production taxes per BOE	$6.83	$2.77

Depreciation, depletion and amortization-oil and gas properties	$937,821	$1,406,856
DD&A per BOE	$21.80	$17.17

Impairment expense	$4,360,000	$—
General and administrative expenses	$4,009,119	$2,032,256
Gains on sales of oil and gas properties	$7,159,470	$—
Investment income	$392,930	$204,244
# # #
     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184